Exhibit 23.2

                          Independent Auditors' Consent

To the Board of Directors
Wellsford Real Properties, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-3 (No. 333-73874), of Wellsford Real Properties, Inc., of our report dated February 13, 2004, with respect to the consolidated balance sheets of Second Holding Company, LLC and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, members' equity and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 annual report on Form 10-K of Wellsford Real Properties, Inc.

/s/ KPMG LLP

Chicago, Illinois
March 8, 2004